OWENS REALTY MORTGAGE, INC.

UPDATED Q1 2013

COMPANY FACT SHEET

ABOUT US

Owens Realty Mortgage, Inc. ("ORM") is a mortgage REIT that finances and manages commercial real estate mortgage loans primarily in the Western U.S, with a primary focus on unconventional loans that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. The Company was formed to convert Owens Mortgage Investment Fund, founded in 1983, from a limited partnership to a REIT. The merger closed in May 2013. ORM is externally managed and advised by Owens Financial Group, Inc., a firm with over 100 years of combined commercial lending experience.

KEY FINANCIAL STATISTICS

Total Assets:	$207.5 million
Book Value:	$181.6 million
Shares Outstanding	11,198,119 common shares
Book Value per Share	$16.21
Total Secured Debt:	$13.3 million
Total Secured Debt/Book Value:	7.04%
Avg Div Yield 1992 – 2007 (annualized):	7.98%
Avg Income 2008 – 2012 (annualized):	-6.50%

COMPANY INFO

Primary IR Contact
Investor Relations
Owens Realty Mortgage, Inc.
2221 Olympic Blvd.
Walnut Creek, CA 94595
Phone: (925) 935-3840
E-mail: investors@owensmortgage.com
Website: www.owensmortgage.com

Board of Directors

William C. Owens	Chairman and CEO
Bryan H. Draper	Director and CFO
Dennis G. Schmal	Lead Independent Director
M. Lyman Bates, Jr.	Independent Director
James M. Kessler	Independent Director

Common Stock

NYSE MKT Ticker: ORM
Anticipated Listing Date: June 2013

HIGHLIGHTS

Portfolio

- $44.1 million secured loans
- 32 commercial properties – book value $132.6 million

Mission

- Complete property development activities
- Convert real estate assets to cash
- Capitalize on supply/demand imbalance
- Increase dividend yield to historical avg
- Maintain strong balance sheet

Investment Approach

- Avg Loan size: $1 - $5 million
- Avg Term: 1 – 3 years
- Primarily first deed position
- Most commercial types – income producing
- 75% max LTV
- Fast and flexible underwriting

1 as of 3/30/13
2 aggregate quarterly dividend divided by book value at quarter end averaged over applicable period.

REAL ESTATE PORTFOLIO

(As of 3/30/13)

43% Multi-Family

27% Land

12% Office

10% Other

9% Retail

Other
Retail
Office
Multi-Family
Land

LOAN PORTFOLIO

(As of 3/30/13)

43% Land

26% Multi-Family

18% Mixed Use

14% Other

Other
Mixed Use
Land
Multi-Family

BALANCE SHEET

(As of 3/30/13)

Cash and equivalents:	$20,107,220
Loans (net of allowance):	$44,137,700
Real estate held for sale:	$56,135,028
Real estate investments:	$76,457,151
Other assets:	$10,691,986
Total Assets:	**$207,529,085**
Secured Debt:	$13,342,122
Other liabilities:	$4,600,470
Total Liabilities:	**$17,942,592**
Shareholder's Equity:	$189,586,493

Book Value

($ in Millions)

$181.6
$20.1
Cash
$132.6
Real Estate
$44.1
Loans

$16.21

Book Value per Share

STRUCTURE

Stockholders
Owens Financial Group, Inc.
Manager
Stockholder
Owens Realty Mortgage, Inc.

OPPORTUNITY

Strong Fundamentals

- Western U.S. – strong growth/demographics
- Limited new supply
- More demand than capital
- Reduced lending capacity of banks

Platform

- Long-standing deal flow relationships
- Solid industry reputation
- Strong balance sheet
- Seasoned management team – avg tenure 20+ years
- Majority independent board

This fact sheet may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not statements of facts or guarantees of future performance, and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from those discussed in the statements.